                                                                   EXHIBIT 10.53

                         FIRST AMENDMENT TO OFFICE LEASE

                                     BETWEEN

                     CRESCENT REAL ESTATE FUNDING VIII, L.P.

                                  ("LANDLORD")

                                       AND

                                STARTEK USA, INC.

                                   ("TENANT")

                         FIRST AMENDMENT TO OFFICE LEASE

      THIS FIRST AMENDMENT TO OFFICE LEASE (this "First Amendment") is entered into as of the 14th day of June , 2004, by and between CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership ("Landlord"), and STARTEK USA, INC., a Colorado corporation ("Tenant").

                                R E C I T A L S:

      A. Landlord and Tenant executed that certain Office Lease dated May 21, 2004 (the "Lease"), covering certain space containing approximately 14,077 Rentable Square Feet (the "Premises"), commonly known as Suite 400, and located on the 4th floor of that office building commonly known as 44 Cook, and located at 44 Cook St., Denver, Colorado (the "Building").

      B. Tenant desires: (i) to modify Section 3.A. of the Lease to eliminate its special termination right and to further eliminate certain contingencies related to the Current Tenant; and (ii) to further amend and modify the Lease in certain respects as provided herein, and Landlord has agreed to such modifications, all on the terms and conditions contained herein.

      C. Unless otherwise expressly provided herein, capitalized terms used herein shall have the meanings as designated in the Lease.

                                   AGREEMENT:

      In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby further amend and modify the Lease as follows:

            1. Modification of Section 3.A. Section 3.A. of the Lease is hereby deleted and amended in its entirety to read as follows:

      A. TERM. This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Effective Date through the last day of the Term specified in SECTION 1.G (the "EXPIRATION DATE"), unless terminated early in accordance with this Lease. The Term of this Lease (as specified in SECTION 1.G) shall commence on the "COMMENCEMENT DATE", which shall be the earliest of (1) the date on which the Landlord Work (defined below) is Substantially Complete, as determined pursuant to the Work Letter (defined below), or (2) the date on which the Landlord Work would have been Substantially Complete but for Tenant Delay, as such term is defined in the Work Letter, or (3) the date

      Tenant takes possession of any part of the Premises for purposes of conducting business. If Landlord is delayed in delivering possession of the Premises or any other space due to any reason, including Landlord's failure to Substantially Complete the Landlord Work by the Estimated Commencement Date, the holdover or unlawful possession of such space by any third party or for any other reason, such delay shall not be a default by Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages. Promptly after the determination of the Commencement Date, the Expiration Date, the Rent schedule and any other variable matters, Landlord shall prepare and deliver to Tenant a commencement letter agreement substantially in the form attached as EXHIBIT C. If such commencement letter is not executed by Tenant within 30 days after delivery of same by Landlord, then Tenant shall be deemed to have agreed with the matters set forth therein. Notwithstanding any other provision of this Lease to the contrary, if the Expiration Date would otherwise occur on a date other than the last day of a calendar month, then the Term shall be automatically extended to include the last day of such calendar month, which shall become the Expiration Date. "LANDLORD WORK" means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the "WORK LETTER"), if any, attached as EXHIBIT D. If a Work Letter is not attached to this Lease or if an attached Work Letter does not require Landlord to perform any work, the occurrence of the Commencement Date shall not be conditioned upon the performance of work by Landlord.

      2. Brokers. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this First Amendment. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for any commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

      3. Ratification of Lease. All of the terms and provisions of the Lease as herein amended and supplemented, are hereby ratified and confirmed, and shall remain in full force and effect.

      4. Time of the Essence. Time is of the essence with respect to Tenant's execution and delivery of this First Amendment to Landlord. If Tenant fails to execute and deliver a signed copy of this First Amendment to Landlord by 5:00 p.m. (Denver, Colorado time) on June 2, 2004, it shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord's acceptance, execution and return of this document shall constitute Landlord's agreement to waive Tenant's failure to meet the foregoing deadline.

      5. Binding Effect. Except as modified by this First Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this First Amendment, shall be binding upon the parties hereto, their successors and permitted assigns. This First Amendment shall become effective only after the full execution and delivery hereof by Landlord and Tenant.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      EXECUTED as of the date first written above.

TENANT:                                 LANDLORD:

STARTEK USA, INC., a Colorado           CRESCENT REAL ESTATE FUNDING VIII,
corporation                             L.P. , a Delaware limited partnership

                                               By:  CRE Management VIII, LLC, a
                                                    Delaware limited liability
                                                    company, its general
                                                    partner

By:   /s/ L.R. Zingale                         By:  Crescent Real Estate
      ---------------------------------             Equities, Ltd., a
Name:       Lance Zingale                           Delaware corporation,
Title:      COO

                                               By:   /s/ John Zogg
                                                 ------------------------------
                                               Name:  John L. Zogg, Jr.
                                               Title: Senior Vice President
                                                      Asset Management & Leasing

                                       4